Newtek Merchant Solutions, LLC and Subsidiaries (A Wholly-owned Subsidiary of NBSH Holdings, LLC) Consolidated Financial Statements and Independent Auditor’s Report December 31, 2018

Newtek Merchant Solutions, LLC and Subsidiaries Index Years Ended December 31, 2018 Pages Independent Auditor’s Report ................................................................................................................ 1-2 Consolidated Financial Statements Consolidated Balance Sheets ........................................................................................................................ 3 Consolidated Statements of Income .............................................................................................................. 4 Consolidated Statements of Changes in Member’s Equity ........................................................................... 5 Consolidated Statements of Cash Flows ....................................................................................................... 6 Notes to Consolidated Financial Statements ............................................................................................ 7-14

INDEPENDENT AUDITOR’S REPORT To the Board of Directors and Stockholder of Newtek Merchant Solutions, LLC and Subsidiaries We have audited the accompanying consolidated financial statements of Newtek Merchant Solutions, LLC and Subsidiaries (“NMS”), a wholly-owned subsidiary of Newtek Business Services Corporation, which comprise the consolidated balance sheets as of December 31, 2018, and the related consolidated statements of income, c hanges in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements. Management’s Responsibility for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. 1

Opinion In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Newtek Merchant Solutions, LLC and Subsidiaries as of December 31, 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America. New York, New York March 26, 2019 2

Newtek Merchant Solutions, LLC and Subsidiaries Consolidated Balance Sheets December 31, 2018 Assets Current assets: Cash $ 13,026,644 Accounts receivable 2,761,942 Prepaid expenses and other current assets 172,502 Inventory 82,508 Total current assets 16,043,596 Fixed assets, net 562,140 Restricted cash 584,554 Customer merchant accounts, net 3,884,484 Due from related parties 264,145 Notes receivable - related party 16,840,000 Goodwill 13,813,812 Total assets $ 51,992,731 Liabilities and Member's Equity Current liabilities: Accounts payable and accrued expenses $ 2,274,793 Residuals payable 951,331 Chargeback reserves 1,050,352 Due to related parties 569,887 Bank notes payable, current 2,625,000 Total current liabilities 7,471,363 Bank notes payable, long-term, net (Note 6) 31,659,555 Total liabilities 39,130,918 Member's equity 12,861,813 Total liabilities and member's equity $ 51,992,731 See notes to consolidated financial statements. 3

Newtek Merchant Solutions, LLC and Subsidiaries Consolidated Statements of Income Year Ended December 31, 2018 Revenues Electronic payment processing $ 121,578,712 Expenses Electronic payment processing costs 99,390,347 Salaries and benefits 6,157,199 Professional fees 704,449 Depreciation and amortization 1,655,109 Loss on debt extinguishment 1,286,111 Other general and administrative costs 1,166,354 Total expenses 110,359,569 Income from operations 11,219,143 Interest expense, net (2,524,228) Interest income - related parties 835,543 Gain on sale of merchant portfolio 5,581,332 Net income $ 15,111,790 See notes to consolidated financial statements. 4

Newtek Merchant Solutions, LLC and Subsidiaries Consolidated Statements of Changes in Member’s Equity Year Ended December 31, 2018 Member's Equity Balance, January 1, 2018 $ 9,178,479 Net income 15,111,790 Distributions (11,428,456) Balance, December 31, 2018 $ 12,861,813 See notes to consolidated financial statements. 5

Newtek Merchant Solutions, LLC and Subsidiaries Consolidated Statements of Cash Flows Year Ended December 31, 2018 Cash flows from operating activities: Net income $ 15,111,790 Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization 1,655,109 Amortization of deferred financing costs 177,409 Loss on debt extinguishment 1,286,111 Gain on sale of merchant portfolio (5,581,332) Changes in operating assets and liabilities: Restricted cash (86,334) Accounts receivable 375,263 Prepaid expenses and other current assets 18,064 Inventory (10,728) Accounts payable and accrued expenses 282,686 Due to/from related parties 114,049 Net cash provided by operating activities 13,342,087 Cash flows from investing activities: Purchase of customer merchant accounts (2,494,907) Net proceed from sale of Elavon portfolio 6,019,439 Net advances under related party note (10,729,999) Purchase of fixed assets (275,606) Net cash used in investing activities (7,481,073) Cash flows used in financing activities: Dividends paid to shareholder (11,428,456) Proceeds from bank debt 35,000,000 Principal payments to Goldman Sachs (30,498,694) Prepayment penalty paid to Goldman Sachs (800,000) Deferred financing costs paid (737,150) Net cash used in financing activities (8,464,300) Net decrease in cash (2,603,286) Cash, beginning of year 15,629,930 Cash, end of year $ 13,026,644 Supplemental disclosure of cash flow activities Interest paid $ 2,250,498 See notes to consolidated financial statements. 6

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 1. Organization, Basis of Presentation and Description of Business NBSH Holdings, LLC (“NBSH”), was organized on November 1, 2018 under the laws of the State of New York and is a wholly-owned subsidiary of Newtek Business Services Holdco 1, Inc. (“Holdco”) which was incorporated on June 5, 2015 under the laws of the State of New York and is a wholly-owned subsidiary of Newtek Business Services Corp. (“Newtek”). NBSH, along with its wholly-owned subsidiaries, Newtek Merchant Solutions, LLC (“NMS”) (formerly Universal Processing Services of Wisconsin, LLC), and Premier Payments LLC (“Premier”), are hereinafter referred to as the “Company”. On December 31, 2018, Premier was merged with and into NMS. Prior to November 1, 2018, NMS and Premier were wholly-owned subsidiaries of Holdco. The consolidated statements of income, member’s equity and cash flows include the results of NMS and Premier for the whole year as they were under common ownership. NMS and Premier market credit and debit card processing services, check approval services and ancillary processing equipment and software to merchants who accept credit cards, debit cards, checks and other noncash forms of payment. The accompanying consolidated financial statements include the accounts of NBSH and its wholly- owned subsidiaries, NMS and Premier as of and for the year ended December 31, 2018 as if the ownership structure was in place on January 1, 2018 due to common ownership. All significant intercompany accounts and transactions have been eliminated in these consolidated financial statements. 2. Significant Accounting Policies Use of Estimates The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates, by their nature, are based on judgment and available information. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant changes in the near term relate to the determination of the reserve for chargeback losses. Financial Instruments The Company’s financial instruments include cash, accounts receivable, notes receivable from related party, accounts payable, residuals payable and bank notes payable. The carrying amount of cash, accounts receivable, accounts payable and residuals payable approximate fair value due to their short-term maturities. The carrying amounts of notes receivable from related party and bank notes payable approximate fair value due to the variable interest rate they carry. Cash Invested cash is held exclusively at financial institutions of high credit quality. As of December 31, 2018, cash deposits in excess of insured amounts totaled approximately $12,542,000. 7

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 Restricted Cash Under the terms of the processing agreement between NMS and its processing banks, NMS maintains cash accounts as reserves against chargeback losses. As the Company receives fees from the processing bank, a certain percentage is allocated to the cash reserve account. Accounts Receivable Accounts receivable represent amounts owed to the Company by third parties for electronic payment processing and related residuals. The Company estimates losses on accounts receivable based on known troubled accounts and historical experience of losses incurred. The Company determined no reserve for uncollectible accounts was necessary at December 31, 2018. Inventory Inventory consists primarily of equipment to be installed in merchant locations to enable the merchants to process electronic transactions. Inventory is stated at the lower of cost or net realizable value, which is determined on a FIFO (first in-first out) basis. Fixed Assets Fixed assets, which are comprised of terminals, telephone systems, furniture and fixtures, software, computer equipment, internally developed software, automobile, website and leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation of fixed assets is provided on a straight-line basis using estimated useful lives of the related assets ranging from three to seven years. Amortization of leasehold improvements is provided on a straight-line basis using the lesser of the useful life of the asset, which is generally three to five years, or lease term. Software Development Costs The Company capitalizes certain software development costs for internal use. Costs incurred during the preliminary project stage are expensed as incurred, while application stage projects are capitalized. The latter costs are typically employee and/or consulting services directly associated with the development of the internal use software. Software and website costs are included in fixed assets in the accompanying consolidated balance sheets. Amortization commences once the software and website costs are ready for their intended use and are amortized using the straight-line method over the estimated useful life, typically three years. Goodwill and Customer Merchant Accounts Goodwill is an indefinite lived asset, which is not amortized and is instead subject to impairment testing, at least annually. Customer merchant accounts with finite lives are amortized over an estimated useful life of 30 or 66 months (See Note 5). The Company considers the following to be some examples of indicators that may trigger an impairment review outside of its annual impairment review: (i) significant under-performance or loss of key contracts acquired in an acquisition relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of the acquired assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s fair value for a sustained period of time; and (vi) regulatory changes. In assessing the recoverability of the 8

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 Company’s goodwill and customer merchant accounts, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These include estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company, the period over which cash flows will occur, and determination of the Company’s cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and conclusions on impairment. Revenue Recognition Revenue is primarily derived from electronic payment processing and related fee income. Electronic payment processing and fee income Electronic payment processing and fee income is derived from the electronic processing of credit and debit card transactions that are authorized and captured through third-party networks. Typically, merchants are charged for these processing services by applying a percentage to the dollar amount of each transaction plus a flat fee per transaction. Certain merchant customers are charged miscellaneous fees, including fees for handling charge-backs or returns, monthly minimum fees, statement fees and fees for other miscellaneous services. Revenues derived from the electronic processing of MasterCard®, Visa® and Discover® sourced credit and debit card transactions are reported gross of amounts paid to sponsor banks. Interest Income Interest income from a related party is recorded on an accrual basis, when earned, based on the current lending rate in place. Reserve for Losses on Merchant Accounts Disputes between a cardholder and a merchant periodically arise as a result of, among other things, cardholder dissatisfaction with merchandise quality or merchant services. Such disputes may not be resolved in the merchant’s favor. In these cases, the transaction is “charged back” to the merchant, which means the purchase price is refunded to the customer through the merchant’s acquiring bank and charged to the merchant. If the merchant has inadequate funds, the Company or, under limited circumstances, the Company and the acquiring bank, must bear the credit risk for the full amount of the transaction. The Company evaluates its risk for such transactions and estimates its potential loss for charge-backs based primarily on historical experience and other relevant factors. The Company records reserves for charge-backs and contingent liabilities when such amounts are deemed to be probable and estimable. The required reserves may change in the future due to new developments, including, but not limited to, changes in litigation or increased charge-back exposure as the result of merchant insolvency, liquidation, or other reasons. The required reserves are reviewed periodically to determine if adjustments are required. Electronic Payment Processing Costs Electronic payment processing costs consist principally of costs directly related to the processing of merchant sales volume, including interchange fees, Visa®, MasterCard® and Discover® dues and assessments, bank processing fees and costs paid to third-party processing networks. Such costs are recognized at the time the merchant transactions are processed or when the services are performed. Two of the most significant components of electronic payment processing costs include interchange and assessment costs, which are set by the credit card associations. Interchange costs are passed on to the entity issuing the credit card used in the transaction and assessment costs are retained by the credit card associations. Interchange and assessment fees are billed primarily as 9

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 a percentage of dollar volume processed and, to a lesser extent, as a per transaction fee. In addition to costs directly related to the processing of merchant sales volume, electronic payment processing costs also include residual expenses. Residual expenses represent fees paid to third-party sales referral sources. Residual expenses are paid in accordance with contracted terms. These are generally linked to revenues derived from merchants successfully referred to the Company and that begin using the Company for merchant processing services. Such residual expenses are recognized in the Company’s consolidated statements of income. During the year ended December 31, 2018, the Company partnered with two sponsor banks for substantially all merchant transactions. Substantially all merchant transactions were processed by one merchant processor. Income Taxes The Company and its subsidiaries are treated as flow-through entities for federal and state income tax purposes. Under present income tax laws, the Company is not subject to federal or state income taxes. The member is responsible for taxes on their respective share of the Company’s net income or losses. The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s consolidated financial statements to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, which include federal and certain states. The Company has no examinations in progress and none are expected at this time. The Company has reviewed the open tax years in major jurisdictions and concluded there is no tax liability, interest, or penalties resulting from unrecognized tax benefits relating to uncertain income tax positions taken, or expected to be taken, in future tax returns. Subsequent Events The Company has evaluated subsequent events for potential recognition and/or disclosure through March 26, 2019, the date these consolidated financial statements were available to be issued. 10

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 3. Fixed Assets The Company’s fixed assets are comprised of the following at December 31, 2018: Terminals $ 1,217,267 Telephone systems 62,828 Computer equipment 116,171 Leasehold improvements 97,150 Software 807,621 Automobile 24,576 Furniture and fixtures 80,000 Website 14,705 2,420,318 Less: accumulated depreciation and amortization (1,858,178) $ 562,140 Depreciation and amortization expense related to fixed assets for the year ended December 31, 2018 was approximately $374,000. 4. Goodwill The carrying value of goodwill at December 31, 2018 is approximately $13,814,000. The Company performed a qualitative assessment on goodwill to determine if it is more likely than not that the Company’s fair value is less than its carrying amount. Based on its qualitative assessment, the Company determined that goodwill was not impaired at December 31, 2018 and that no further assessment was required. There were no changes to the carrying value of goodwill during the year ended December 31, 2018. 5. Customer Merchant Accounts The net carrying value of customer merchant accounts was approximately $3,884,000 at December 31, 2018. Customer merchant accounts are amortized over an estimated useful life of 30 to 66 months, as appropriate. Total amortization expense of customer merchant accounts using the straight-line method is included in depreciation and amortization in the accompanying consolidated statements of income and was approximately $1,281,000 for the year ended December 31, 2018. In 2018, the Company purchased approximately $2,495,000 of customer accounts from its outside sales agents and certain employees. Total purchases from employees were approximately $129,000. The purchase prices were based on contractual or agreed multiples of average monthly residuals. These merchant accounts are being amortized over 66 months. Total expected amortization expense for the next five fiscal years and thereafter is as follows: 11

Newtek Merchant Solutions, LLC and Subsidiaries
Notes to Consolidated Financial Statements
Year Ended December 31, 2018

Years Ending December 31,		
2019	$	1,593,606
2020		1,306,648
2021		525,699
2022		304,833
2023		134,746
Thereafter		18,952
	$	3,884,484

In November 2018, the Company sold a portion of its merchant portfolio to Elavon Inc. ("Elavon"). The Company sold substantially all of its merchants processing on the Elavon platform for $7,500,000 with an additional $500,000 contingent payment to be made in November 2019 if the sold portfolio achieves certain volume requirements and the Company boards 200 new merchants on the Elavon platform. As a result of the sale, the Company recorded a gain on sale of approximately $5,581,000 broken down as follows:

Sale price	$	7,500,000
Payments to agents		(1,480,561)
Carrying value of Elavon portfolio		(438,107)
Gain on sale	$	5,581,332

6. Bank Notes Payable, Net

In June 2015, the Company entered into a Credit and Guarantee Agreement (the "Goldman Agreement") with Goldman Sachs Bank USA which extended a multi draw term loan facility (the "Goldman Facility") up to an aggregate principal amount of $38,000,000. In June 2017, the Company amended the terms of the Agreement to extend the term of the Facility to June 2021 as well as increase the aggregate principal amount of the Goldman Agreement to $50,000,000.

In November 2018, the Company entered into a Credit and Guarantee Agreement (the "Webster Agreement"), which extended a term loan for $35,000,000 (the "Webster Term Loan") and a revolving line of credit (the "Webster RLOC" combined with the Webster Term Loan, the "Webster Facility") with maximum borrowings of $15,000,000 for a total commitment of $50,000,000. The proceeds from the Webster Term Loan were used to pay all outstanding principal under the Goldman Facility. As a result, the Company recognized a loss on debt extinguishment of approximately $1,286,000 consisting of $800,000 of prepayment penalties and $486,000 of unamortized deferred financing costs in connection with the extinguishment of the Goldman Agreement.

All assets of the Company are pledged as collateral under the Webster Agreement and is guaranteed by Newtek. The Webster Facility provides for monthly interest payments and quarterly principal payments beginning April 2019, with total remaining principal due at maturity. The Webster Facility matures in November 2023. Borrowings under the Webster Facility are classified either as a "Base Rate Loan" or a "LIBOR Rate Loan" at the Company's election. Each LIBOR Rate Loan shall bear interest on the outstanding balance at a rate equal to LIBOR plus 2.5%, and

12

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 each Base Rate Loan shall bear interest on the outstanding balance at a rate equal to the Prime Rate plus 1.5%. The effective interest rate at December 31, 2018 was 4.84%. The Webster Agreement requires certain restrictive covenants for which the Company was in compliance as of December 31, 2018. Total Interest expense, excluding amortization of deferred financing costs, for the year ended December 31, 2018 was approximately $2,380,000. Deferred financing costs incurred by the Company related to the Webster Facility were approximately $737,000 during the year ended December 31, 2018. Amortization of deferred financing costs for the year ended December 31, 2018 was approximately $177,000 and is included in interest expense on the consolidated statements of income. Outstanding borrowings under the Bank note payable consisted of the following at December 31, 2018: Principal $ 35,000,000 Unamortized deferred financing costs (715,445) Net carrying amount $ 34,284,555 Debt principal payments for the next five fiscal years and thereafter is as follows: Years Ending December 31, 2019 $ 2,625,000 2020 3,500,000 2021 3,500,000 2022 4,812,500 2023 20,562,500 $ 35,000,000 7. Notes Receivable – Related Party The Company has extended a line of credit to Newtek. The Company had approximately $16,840,000 outstanding on its revolving line of credit with Newtek, at December 31, 2018. The line, which matures in November 2023, allows for maximum borrowings of $50,000,000 (subject to availability) and bears interest at a rate equal to that in effect under the Company’s Webster Facility, at any given time. The Company recorded related party interest income of approximately $836,000 during the year ended December 31, 2018. At December 31, 2018 there was approximately $48,000, in accrued interest income included in prepaid expenses and other current assets on the consolidated balance sheet. 8. Related Party Transactions During the year ended December 31, 2018, the Company incurred residual expenses totaling approximately $153,000 from several related parties. During the year ended December 31, 2018, the Company incurred costs for managed technology services of approximately $246,000 from Newtek Technology Solutions, Inc. 13

Newtek Merchant Solutions, LLC and Subsidiaries Notes to Consolidated Financial Statements Year Ended December 31, 2018 During the year ended December 31, 2018, the Company incurred payroll processing costs of approximately $25,000 from PMTWorks Payroll, LLC. Included in salaries and benefits are charges from Newtek related to salaries for management and certain other employees that perform services for the Company. Total amounts allocated to the Company for the year ended December 31, 2018 were approximately $558,000. The Company subleases office space from Newtek in Lake Success, NY. The rent payment is based upon an allocation of headcount in the Lake Success office space. Rent expense for the years ended December 31, 2018 was approximately $204,000. In 2018, the Company purchased approximately $129,000 of customer accounts from certain employees. The purchase prices were based on contractual or agreed multiples of average monthly residuals. These merchant accounts are being amortized over 66 months. 9. Commitments and Contingencies Operating Commitments The Company leases office spaces under non-cancelable operating leases. The following summarizes the Company’s obligations and commitments, as of December 31, 2018 for future minimum cash payments required under operating leases: Years Ending December 31, Operating Leases 2019 $ 56,239 2020 52,978 $ 109,217 Total rent expense for the year ended December 31, 2018 was approximately $262,000. In August 2018, the Company entered into a new Merchant ISO Agreement with a new sponsor bank. Under the terms of the Merchant ISO Agreement, NMS is required to pay monthly minimum fees of $15,000 during the term of the agreement. The Company exceeded the required monthly minimum amount under the agreement for the year ended December 31, 2018. The agreement renews automatically annually. Litigation As a result of prior litigation with the Federal Trade Commission, NMS voluntarily entered into, and is presently operating under, a permanent injunction with respect to certain of its business practices. 14